Exhibit 23.1


               CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm in Item 5, Interests of Named Experts and Counsel, in the proposed Registration Statement (Form S-8) pertaining 900,000 shares of common stock issuable under the Mark Twain Bancshares, Inc. 1995 Stock Option Plan and to the incorporation by reference therein of our report dated January
17, 1995 with respect to the consolidated financial statements of Mark Twain Bancshares, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.


ERNST & YOUNG LLP
Ernst & Young LLP

St. Louis, Missouri
May 3, 1995